Exhibit 10.16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) dated as of February 18, 2020 (the “Effective Date”), is entered into between Erasca, Inc., a Delaware corporation (“Erasca”), having a place of business at 10835 Road to the Cure, Suite 140, San Diego, CA 92121, and NiKang Therapeutics, Inc., a Delaware corporation (“NiKang”), having a place of business at BLDG E500, 200 Powder Mill Road, Wilmington, DE 19803.

WHEREAS, NiKang owns or has rights in the Licensed Compounds (as defined below).

WHEREAS, Erasca desires to obtain an exclusive license under NiKang’s rights in the Licensed Compounds on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2 “Commercially Reasonable Efforts” means, with respect to the development and commercialization of the Licensed Products, the use of reasonable, diligent, good faith efforts and resources, in an active and ongoing program, in an sustained and diligent manner, as normally used by similarly situated biopharmaceutical companies in connection with the development and commercialization of products of similar market potential at a similar stage of its product life, taking into account the product’s safety and efficacy data, the cost to develop the product, the competitiveness of the relevant marketplace, the intellectual property positions of Third Parties, and other relevant development and commercialization factors based upon then-prevailing conditions. “Commercially Reasonable Efforts” shall require that a party (on its own and/or acting through its Affiliates, sublicensees or subcontractors), at a minimum: (i) promptly assign responsibility for such obligations to qualified employees, set annual goals and objectives for carrying out such obligations, and monitor and hold employees accountable for progress with respect to such goals and objectives; (ii) set and seek to achieve specific and meaningful objectives for carrying out such obligations; and (iii) make and implement decisions and allocate resources designed to diligently advance progress with respect to such objectives.

1.3 “Competent Authority(ies)” means, collectively, (a) the governmental entities in each country or supranational organization that is responsible for the regulation of any Licensed Product intended for use in the Field or the establishment, maintenance and/or protection of rights related to the Licensed IP Rights (including the FDA, the EMA and the MHLW), or (b) any other applicable regulatory or administrative agency in any country or supranational organization that is comparable to, or a counterpart of, the foregoing.

1.4 “Control” means, with respect to any know-how, patent rights or other intellectual property rights, that a party has the legal authority or right (whether by ownership, license or otherwise) to grant a license, sublicense, access or other right (as applicable) under such know-how, patent rights, or other intellectual property rights to the other party on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party.

1.5 “Dollar” means U.S. dollars, and “$” shall be interpreted accordingly.

1.6 “EMA” means the European Medicines Agency of the European Union, or the successor thereto.

1.7 “FDA” means the Food and Drug Administration of the United States, or the successor thereto.

1.8 “Field” means all fields of use.

1.9 “First Commercial Sale” means, with respect to any Licensed Product, the first sale of such Licensed Product after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.

1.10 “Generic Product” means, with respect to a Licensed Product, any pharmaceutical or biological product that (a) is distributed by a Third Party that is not a sublicensee of Erasca or its Affiliates and did not purchase such product in a chain of distribution that included any of Erasca, its Affiliates or sublicensees, (b) incorporates, as active ingredient, the same Licensed Compound as such Licensed Product, and (c) is approved by a Competent Authority on an expedited or abbreviated basis in reliance on the prior approval of such Licensed Product, or is substitutable under applicable laws for such Licensed Product when dispensed without the intervention of a physician or other health care provider with prescribing authority.

1.11 “Greater China” means mainland China, Hong Kong, Taiwan and Macao.

1.12 “IND” means an Investigational New Drug application, or similar application to commence human clinical testing of a Licensed Product for use in the Field submitted to the FDA, or its foreign equivalent.

1.13 “Indication” means a specific disease, disorder or condition which is recognized by the applicable Competent Authority in a given country or jurisdiction as a disease, disorder or condition. For the avoidance of doubt, all variants of a single disease, disorder or condition (whether classified by severity or otherwise) will be treated as the same Indication, except that different types of cancer, as defined by site or cancer cell origin by the applicable Competent Authority, will be treated as different Indications, to the extent that they are recognized as such by applicable Competent Authorities.

1.14 “Licensed Compounds” means (a) that certain molecule known as NKT2173 that is directed against and inhibits the Target, the structure of which is set forth on Exhibit A, and any other compounds claimed in the Licensed Patent Rights listed on Exhibit B that are directed against and inhibit the Target, together with any and all salts, esters, hydrates, solvates, prodrugs, polymorphs, free bases, isomers, and/or metabolites thereof that are pharmaceutically active against the Target (“Compound A”), and (b) a molecule that is to be developed by NiKang pursuant to the Work Plan and that is directed against and inhibits the Target and will be a sufficient improvement over Compound A (e.g., will have the ability to achieve significant exposure in the central nervous system) and is selected by Erasca pursuant to the Work Plan (“Compound B”), and any other compounds that are directed against and inhibit the Target and claimed in the Licensed Patent Rights along with Compound B, together with any and all salts, esters, hydrates, solvates, prodrugs, polymorphs, free bases, isomers, and/or metabolites thereof that are pharmaceutically active against the Target.

1.15 “Licensed IP Rights” means, collectively, the Licensed Patent Rights and the Licensed Know-How Rights.

1.16 “Licensed Know-How Rights” means all trade secret and other know-how rights in and to all data, information, compositions and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) which are necessary or useful for Erasca to make, use, develop, sell or seek regulatory approval to market a product that incorporates one (or both) of the Licensed Compounds, in each case Controlled by NiKang as of the Effective Date or that become Controlled by NiKang during the term of this Agreement (but subject to Sections 3.1.5 and 13.4).

1.17 “Licensed Patent Rights” means (a) the patents and patent applications listed on Exhibit B, (b) all patents and patent applications in any country of the world that claim or cover the composition of matter, method of use or manufacture any of the Licensed Compounds, (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clauses (a) and (b) of this Section or the patent applications that resulted in the patents described in clauses (a) and (b) of this Section and (d) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto, in each case Controlled by NiKang as of the Effective Date or become Controlled by NiKang during the Term of this Agreement (but subject to Sections 3.1.5 and 13.4).

1.18 “Licensed Product(s)” means any product that incorporates or contains one (or both) of the Licensed Compounds as its active ingredient(s) (but shall not contain any compound that is proprietary to NiKang but is not a Licensed Compound).

1.19 “MHLW” means the Ministry of Health, Labour and Welfare of Japan, or the successor thereto.

1.20 “NDA” means a New Drug Application, or similar application for marketing approval of a Licensed Product for use in the Field submitted to the FDA, or its foreign equivalent.

1.21 “Net Sales” means, with respect to any Licensed Product, the gross sales price of such Licensed Product invoiced by Erasca, its Affiliate or sublicensees to customers who are not Affiliates (or are Affiliates but are the end users of such Licensed Product) less, to the extent actually paid or accrued by Erasca or its Affiliate (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for nonconforming, damaged, out-dated and returned Licensed Product; (b) freight and insurance costs incurred by Erasca or its Affiliate (as applicable) in transporting such Licensed Product to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for such Licensed Product given to such customers under price reduction programs; (d) sales, use, value-added and other direct taxes incurred on the sale of such Licensed Product to such customers; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Licensed Product to such customers; (f) the actual amount written off as uncollectible or bad debts determined in accordance with generally accepted accounting principles (GAAP), not to exceed three percent (3%) of the gross amount invoiced in any calendar quarter; (g) the portion of administrative fees paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers or Medicare Prescription Drug Plans relating to such Licensed Product; (h) that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) and reasonably allocable to sales of the Licensed Products.

If a Licensed Product consists of or contains a combination of one or more Licensed Compounds with one or more other active ingredients, whether in the same or different formulations, and whether sold as a fixed dose or as separate doses as one product (a “Combination Product”), the Net Sales for such Combination Product shall be calculated as follows:

(a) If Erasca, its Affiliate, or sublicensee separately sells in such country or other jurisdiction, (A) a product containing as its sole active ingredient a Licensed Compound contained in such Combination Product (the “Mono Product”) and (B) products containing as their sole active ingredients the other active ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where “A” is Erasca’s (or its Affiliate’s or sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in such country or other jurisdiction and “B” is Erasca’s (or its Affiliate’s or sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies in such country or other jurisdiction, for products that contain as their sole active ingredients the other active ingredients in such Combination Product.

(b) If Erasca, its Affiliate, or sublicensee separately sells in such country or other jurisdiction the Mono Product but does not separately sell in such country or other jurisdiction products containing as their sole active ingredients the other active ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C, where “A” is Erasca’s (or its Affiliate’s or sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in such country or other jurisdiction, and “C” is Erasca’s (or its Affiliate’s or sublicensee’s, as applicable) average Net Sales price in such country or other jurisdiction during the period to which the Net Sales calculation applies for such Combination Product.

(c) If Erasca, its Affiliates, and sublicensees do not separately sell in such country or other jurisdiction the Mono Product but do separately sell products containing as their sole active ingredients the other active ingredients contained in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction (D-E)/D where: “D” is the average Net Sales price during the period to which the Net Sales calculation applies for such Combination Product in such country or other jurisdiction and “E” is the average Net Sales price during the period to which the Net Sales calculation applies for products that contain as their sole active ingredients the other active ingredients in such Combination Product.

(d) If Erasca, its Affiliates, and sublicensees do not separately sell in such country or other jurisdiction both the Mono Product and the other active ingredient or ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be determined by the parties together in good faith based on the relative fair market value of such Mono Product and such other active ingredient or ingredients. If the parties cannot agree on such relative value, the Dispute shall be resolved pursuant to Section 13.3.

1.22 “Net Sublicensing Revenues” means, with respect to any agreement that Erasca (or its Affiliates) enters into with a Third Party prior to commencement of the first Phase I Clinical Trial for a Licensed Product and that provides for the grant of a sublicense, option or other right (including through assignment or transfer of Erasca’s license or rights) to a Third Party under the Licensed IP Rights for a Licensed Product, the total revenue and consideration received by Erasca (or its Affiliates) in consideration for such sublicense, option or other rights, but (a) excluding amounts received to reimburse Erasca’s actual cost (without markup or profit) incurred after the effective date of such agreement to perform research, development or similar services related to the Licensed Product, in reimbursement of patent expenses relating to Licensed Patents, or in consideration for the purchase of any debt (unless the debt is later forgiven) or securities of Erasca at fair market value (for clarity, any premiums shall be included in Net Sublicensing Revenue); and (b) if Erasca (or its Affiliates) grants a Third Party an option to obtain a sublicense, assignment or transfer of Erasca’s license or rights to the Licensed Product, and the option is not exercised prior to commencement of the first Phase I Clinical Trial for a Licensed Product, then Net Sublicense Revenues shall not include any payment payable to Erasca (or its Affiliates) after the commencement of the first Phase I Clinical Trial for a Licensed Product.

1.23 “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.24 “Phase I Clinical Trial” means a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of a Licensed Product in subjects or that would otherwise satisfy requirements of 21 C.F.R. 312.21(a), or its foreign equivalent.

1.25 “Phase II Clinical Trial” means a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Licensed Product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.

1.26 “Phase II/III Clinical Trial” means a human clinical trial in any country that satisfies the requirements for a Phase II Clinical Trial or a Phase III Clinical Trial and is designed (a) to ascertain efficacy and safety of a Licensed Product and (b) to be sufficient to support the preparation and submission of an NDA for such Licensed Product to a competent Regulatory Authority, regardless of whether such trial is referred to as a phase 2, phase 2b, or phase 3 clinical trial. For clarity, if a Phase II Clinical Trial is designed to be followed with a Phase III Clinical Trial before an NDA can be prepared, then for purposes of achievement of the milestones in Section 4.3, the Phase III Clinical Trial will be deemed to be a Phase II/III Clinical Trial.

1.27 “Phase III Clinical Trial” means a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for an NDA or would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

1.28 “Registration(s)” means any and all permits, licenses, authorizations, registrations or regulatory approvals (including NDAs) required and/or granted by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of any product.

1.29 “Regulatory Exclusivity” means a government-granted right to exclude others from making, using, selling, offering for sale or importing a pharmaceutical product, other than a right conferred by a patent.

1.30 “Royalty Term” means, with respect to each Licensed Product in each country, the later of (a) term for which a Valid Claim remains in effect and would be infringed (consider pending Valid Claim as if issued) but for the license granted by this Agreement, by the use, make, offer for sale, sale or import of such Licensed Product in such country, (b) ten (10) years from First Commercial Sale of such Licensed Product in such country, or (c) the expiration of all Regulatory Exclusivity for such Licensed Product in such country.

1.31 “Target” means Src homology region 2 (SH2)-containing protein tyrosine phosphatase 2 (SHP2), including UniProtKB/Swiss-Prot accession #Q06124, together with any derivatives, mutations, parts or polymorphisms (including without limitation splice variants) of such protein.

1.32 “Territory” means worldwide.

1.33 “Third Party” means any Person other than NiKang, Erasca and their respective Affiliates.

1.34 “Valid Claim” means a claim of (a) an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a patent application included within the Licensed Patent Rights that has not been irretrievably cancelled, withdrawn or abandoned and that has been pending for less than seven (7) years. If a claim of a patent application that ceased to be a Valid Claim under clause (b) of the preceding sentence because of the passage of time later issues as a part of a patent within clause (a) of the preceding sentence, then it shall again be considered a Valid Claim effective as of the issuance of such patent.

2. REPRESENTATIONS AND WARRANTIES

2.1 Mutual Representations and Warranties. Each party hereby represents and warrants to the other party as of the Effective Date as follows:

2.1.1 Such party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

2.1.2 Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3 All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4 The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

2.2 NiKang Representations and Warranties. NiKang hereby represents and warrants to Erasca as of the Effective Date as follows: NiKang (a) is the sole owner or exclusive licensee of the Licensed Patent Rights set forth in Exhibit B, has the right to grant the license to Erasca as purported to be granted under Section 3.1.1, and except as NiKang has expressly informed Erasca in writing prior to the date of this Agreement, has not granted to any Third Party any license or other interest in the Licensed IP Rights, (b) is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed by practicing any process or method or by making, using or selling Compound A which is claimed or disclosed in the Licensed Patent Rights or which constitutes Licensed Know-How Rights, and (c) is not aware of any infringement or misappropriation by a Third Party of the Licensed IP Rights.

2.3 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 2, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, IS MADE OR GIVEN BY OR ON BEHALF OF EITHER PARTY. ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. Erasca understands that the Licensed Compounds and Licensed Products are the subject of ongoing research and development and NiKang cannot assure that any Licensed Compound or Licensed Product can be successfully developed and commercialized.

3. LICENSE GRANT

3.1 Licensed IP Rights.

3.1.1 Subject to the terms and conditions of this Agreement, NiKang hereby grants to Erasca an exclusive license (with the right to grant sublicenses through multiple tiers pursuant to Section 3.1.4) under the Licensed IP Rights to conduct research and to develop, make, have made, use, offer for sale, sell and import Licensed Products in the Territory for use in the Field.

3.1.2 Notwithstanding the exclusive licenses granted to Erasca under Section 3.1.1, NiKang retains the right to practice the Licensed IP Rights in the Field in the Territory in order to perform, or have performed by its Affiliates or contractors, NiKang’s obligations under this Agreement.

3.1.3 Except as expressly set forth herein, Erasca shall not acquire any license, right or other interest, by implication or otherwise, under any intellectual property rights of NiKang.

3.1.4 Erasca shall have the right to grant sublicenses (through multiple tiers) of the license granted to it under Section 3.1.1 to its Affiliates, contractors and other Third Parties, provided that: (a) each sublicense agreement shall be consistent with the terms and conditions of this Agreement; (b) Erasca shall remain directly responsible for all of its obligations under this Agreement, regardless of whether any such obligation has been delegated, subcontracted or sublicensed to its Affiliates, contractors or sublicensees; (c) Erasca shall ensure that its Affiliates, contractors and sublicensees comply with the terms and conditions of this Agreement; provided that if a sublicensee breaches any of the obligations of this Agreement then provided that Erasca cures the breach or terminates the sublicense within the cure period set forth in Section 10.3.1, NiKang will not have the right to terminate this Agreement by reason of such breach by a sublicensee; and (d) within ten (10) days after the execution of any sublicense agreement, Erasca shall provide NiKang with a true and complete copy of such sublicense agreement.

3.1.5 If during the term of this Agreement, NiKang obtains Control of any patents, know-how and other intellectual property rights from a Third Party, which intellectual property rights are reasonably necessary or useful for the development, manufacture, use, importation and/or sale of the Licensed Compounds, then NiKang shall notify Erasca in writing, including a description of such intellectual property rights, any payments that NiKang would be obligated to pay in connection with the grant, maintenance or exercise of a sublicense to Erasca under such intellectual property rights, and any terms and conditions of such license that apply to Erasca as a sublicensee. If within thirty (30) days after the receipt of such notice, Erasca agrees in writing to reimburse NiKang for all such payments and to comply with the terms and conditions of such license, then such intellectual property rights shall be included in Licensed IP Rights and sublicensed to Erasca under the terms and conditions of this Agreement. If Licensee does not so agree in writing within such thirty (30) days, then such intellectual property rights shall be excluded from Licensed IP Rights and Erasca shall not have a sublicense to such intellectual property rights.

3.2 Exclusivity.

3.2.1 During the term of this Agreement, except for the conduct under this Agreement, NiKang shall not, whether on its own, through a Third Party, or through the grant of a license or otherwise in collaboration with a Third Party, research, develop or commercialize any [***] (as defined below); provided however that the foregoing restriction shall not apply to any Third Party that acquires more than [***] percent [***] (%) of the equity or assets of NiKang after the Effective Date.

3.2.2 If during the term of this Agreement, Erasca acquires more than [***] percent [***] (%) of the equity or assets of a company that owns a small molecule whose [***] (a “[***]”), then Erasca within [***] () days following the closing of such acquisition shall either (a) divest the Competing Product, or ([***]) terminate this Agreement pursuant to Section 10.2.

3.3 Availability of the Licensed IP Rights.

3.3.1 NiKang shall provide Erasca with a copy of all information available to NiKang relating to the Licensed Compounds, including without limitation: (a) regulatory submissions, (b) communications with the Competent Authorities (including the minutes of any meetings), (c) manufacturing know-how and information for the manufacture of Compound A, (d) laboratory notebooks and invention disclosures for the Licensed Patent Rights, and (e) assignment documents and all other patent documents and correspondence for the Licensed Patent Rights.

3.3.2 Promptly following the Effective Date, NiKang shall provide to Erasca all quantities of Compound A that are in NiKang or its manufacturer’s possession, except that NiKang may retain up to 10 gram of Compound A for research use; provided that NiKang shall not publish or otherwise disclose any of the data or results from such research use without Erasca’s consent.

3.4 Registrations. NiKang acknowledges and agrees that Erasca shall own all Registrations for Licensed Products for use in the Field in each country in the Territory. NiKang hereby grants to Erasca a free-of-charge right to reference and use and have full access to all other Registrations and all other regulatory documents that relate to the Licensed Compounds or Licensed Products, including INDs, BLAs, NDAs and DMFs (whether as an independent document or as part of any NDA, and all chemistry, manufacturing and controls information), and any supplements, amendments or updates to the foregoing (for the purposes of this Section, the “Right of Reference”). Erasca shall have the right to (sub)license the Right of Reference to its sublicensees and Affiliates. NiKang shall promptly notify Erasca of any written or oral notices received from, or inspections by any Competent Authority relating to any such Registrations, and shall promptly inform Erasca of any responses to such written notices or inspections and the resolution of any issue raised by such Competent Authority. If NiKang is the holder of a Registration pursuant to rights granted under Section 3.6, Erasca shall be entitled to attend any and all meetings and participate in telephone calls with the Competent Authorities, including without limitation any meeting preparation, meeting co-ordination and preparation of minutes.

3.5 Assignment of Agreements. On the Effective Date, NiKang shall assign to Erasca the agreements with its CROs and suppliers of the API form of any Licensed Compound as such agreements are listed on Exhibit C. Erasca shall be responsible for the payment of all amounts under such agreement that first accrued after the Effective Date.

3.6 Right of First Negotiation for Distribution in. [***] Upon [***] for a Licensed Product, or at an earlier time that is to be mutually agreed by Erasca and NiKang, Erasca and NiKang shall negotiate in good faith for a period of [***] days for the grant to NiKang of exclusive commercial distribution rights for the Licensed Product in [***].

4. FINANCIAL CONSIDERATIONS

4.1 Upfront Fees.

4.1.1 In consideration for the rights granted under this Agreement, Erasca shall pay to NiKang twelve million Dollars ($12,000,000) payable as follows: (a) five million Dollars ($5,000,000) shall be paid within thirty (30) days after the Effective Date, and (b) seven million Dollars ($7,000,000) shall be paid within thirty (30) days after the Publication Date (the “Patent Review Period”). Erasca shall have the sole discretion to make the payment under clause (b), provided that if Erasca has not made the payment under clause (b) by the end of the Patent Review Period, then this Agreement shall automatically terminate. The “Publication Date” means the date of publication of USPTO or PCT application included in the Licensed Patent Rights that covers the composition of matter of any Licensed Compound.

4.1.2 Within thirty (30) days after the Effective Date, Erasca shall pay to NiKang three hundred and fifty four thousand seven hundred and seventy-two Dollars ($354,772) for reimbursement of costs for drug product manufacturing and GLP Tox studies, as such amount is supported by reasonable documentation and more fully described on Exhibit D.

4.2 Royalties.

4.2.1 Royalty Rate. During the Royalty Term, subject to the terms and conditions of this Agreement, Erasca shall pay to NiKang royalties on annual Net Sales of all Licensed Products in the Territory, equal to:

(a) [***] percent ([***]%) of the first [***] Dollars ($[***]) of annual Net Sales of all Licensed Products in the Territory; and

(b) [***] percent ([***]%) of the annual Net Sales of all Licensed Products over [***]Dollars ($[***]) in the Territory.

Only one royalty shall be owing for a Licensed Product regardless of how many Valid Claims cover such Licensed Product. For clarity, the annual Net Sales of all Licensed Products throughout the Territory shall be aggregated together to determine the applicable royalty tiers.

4.2.2 Royalty Reduction for Generic Competition. If a Licensed Product is sold in a country in the Territory during the applicable Royalty Term at a time when there is no Valid Claim of the Licensed Patent Rights that covers the use, make, offer for sale, sale or import of the Licensed Product in such country and there is one or more Generic Products that have at least [***] percent ([***] %) of the market share in such country, then the royalty rate applicable to the Net Sales of such Licensed Product in such country during such calendar quarter shall be reduced to [***] percent ([***]%) of the average royalty rate otherwise applicable to all Net Sales for the Licensed Product in the Territory under Section 4.2.1. The parties shall mutually agree in writing upon the appropriate method to determine the market share by volume of Generic Products, utilizing a service such as IMS Health. For clarity, the royalty reduction set forth in this subsection shall not apply to any calendar quarter for which the market share of the Generic Product does not reach the threshold set forth above.

4.2.3 Third Party Royalties. If Erasca, its Affiliates or sublicensees is required to pay royalties to any Third Party under any patent rights controlled by such Third Party in order to exercise its rights hereunder to make, have made, use, sell, offer to sale or import the Licensed Compound portion of any Licensed Product, then Erasca shall have the right to credit [***] percent ([***] %) of such Third Party royalty payments against the royalties owing to NiKang under Section 4.2.1 with respect to sales of such Licensed Product.

4.2.4 Royalty Floor. Notwithstanding the foregoing, Erasca shall not reduce the amount of the royalties paid to NiKang under Section 4.2.1 by reason of Section 4.2.2 and 4.2.3, with respect to sales of any Licensed Product in any country in any calendar quarter, to less than [***] percent ([***]%) of the royalties that would otherwise be due under Section 4.2.1.

4.2.5 Net Sublicensing Revenue Sharing. In addition, Erasca shall pay to NiKang fifty percent (50%) of all Net Sublicensing Revenues.

4.3 Milestones.

4.3.1 Erasca shall pay to NiKang the following one-time milestone payments within thirty (30) days following the first achievement of the applicable milestone:

	Development Milestone	Milestone Payment
(1)	[***]	$[***]
(2)	[***]	$[***]
(3)	[***]	$[***]
(4)	[***]	$[***]
(5)	[***]	$[***]
(6)	[***]	$[***]
(7)	[***]	$[***]
(8)	[***]	$[***]
(9)	[***]	$[***]
(10)	[***]	$[***]
(11)	[***]	$[***]
(12)	[***]	$[***]

4.3.2 Erasca shall pay to NiKang the following one-time milestone payments within thirty (30) days following the first achievement of the applicable milestone:

	Sales Based Milestone	Milestone Payment

(1)	First calendar year in which annual Net Sales of the first Licensed Product exceeds Dollars [***] ($[***])	$[***]

(2)	First calendar year in which annual Net Sales of the first Licensed Product exceeds [***] Dollars ($[***])	$[***]

(3)	First calendar year in which annual Net Sales of the first Licensed Product exceeds [***] Dollars ($[***])	$[***]

(4)	First calendar year in which annual Net Sales of the first Licensed Product exceeds [***] Dollars ($[***])	$[***]

(5)	First calendar year in which annual Net Sales of the second Licensed Product exceeds [***] Dollars ($[***]) (where a second Licensed Product means that it contains a different Licensed Compound from the Licensed Product that achieved the milestone event in (1) above)	$[***]

(6)	First calendar year in which annual Net Sales of the second Licensed Product exceeds [***] Dollars ($[***]) (where a second Licensed Product means that it contains a different Licensed Compound from the Licensed Product that achieved the milestone event in (2) above)	$[***]

(7)	First calendar year in which annual Net Sales of the second Licensed Product exceeds [***] Dollars ($[***]) (where a second Licensed Product means that it contains a different Licensed Compound from the Licensed Product that achieved the milestone event in (3) above)	$[***]

(8)	First calendar year in which annual Net Sales of the second Licensed Product exceeds [***] Dollars ($[***]) (where a second Licensed Product means that it contains a different Licensed Compound from the Licensed Product that achieved the milestone event in (4) above)	$[***]

4.4 Milestone Notice and Conditions.

4.4.1 Erasca shall notify NiKang in writing within fifteen (15) days after the achievement of any milestone set forth herein.

4.4.2 In the event that any development milestone events under Section 4.3.1 for a particular Licensed Product have not been achieved at the time of achievement of a milestone event for such Licensed Product having a higher number than the skipped milestone event, then each skipped milestone event shall be deemed achieved (and the corresponding milestone payment shall become payable) at the time of achievement of the higher number milestone event; except that (a) the milestones (3) and (9) in Section 4.3.1 shall not be deemed achieved by reason of this Section 4.4.2 (i.e. those milestones shall only be achieved by the actual achievement for the second Indication or the deemed achievement under Section 4.4.3 upon NDA submission for the second Indication), and (b) the First Commercial Sale milestone in one country or region shall not be deemed achieved because of the First Commercial Sale is achieved in a different country or region.

4.4.3 In addition, when an NDA is submitted for a Licensed Product in an Indication, the milestone event for the [***] , if yet not achieved, shall be deemed achieved (and the corresponding milestone payment shall become payable).

4.4.4 For the purpose of Section 4.3.2, Net Sales of all Licensed Product containing Compound A shall be aggregated together, and Net Sales of all Licensed Product containing Compound B shall be aggregated together.

4.4.5 The sales based milestone payments in Section 4.3.2 shall be additive, such that if more than one sales based milestone specified in Section 4.3.2 is achieved in the same calendar year, then the milestone payments for all such milestones shall be payable.

5. ROYALTY REPORTS AND ACCOUNTING

5.1 Royalty Reports. Within sixty (60) days after the end of each calendar quarter during the term of this Agreement following the first to occur of the First Commercial Sale of a Licensed Product and the receipt by Erasca or its Affiliates of Net Sublicensing Revenues, Erasca shall furnish to NiKang a quarterly written report showing in reasonably specific detail (a) the calculation of Net Sales during such calendar quarter; (b) the calculation of Net Sublicensing Revenues for such quarter; (c) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales and Net Sublicensing Revenues; (d) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (e) the exchange rates, if any, used in determining the amount of United States dollars. With respect to sales of Licensed Products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars. With respect to (i) Net Sales invoiced in a currency other than United States dollars and (ii) cash consideration paid in a currency other than United States dollars by Erasca’s sublicensees hereunder, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

5.2 Audits.

5.2.1 Erasca shall (and shall ensure that its Affiliates and sublicensees will) maintain complete and accurate records in sufficient detail to permit NiKang to confirm the accuracy of any royalty payments and other amounts payable under this Agreement and to verify the achievement of sales based milestone under this Agreement.

5.2.2 Upon the written request of NiKang and not more than once in each calendar year, Erasca shall permit an independent certified public accounting firm of nationally recognized standing selected by NiKang and reasonably acceptable to Erasca, at NiKang’s expense, to have access during normal business hours to such of the financial records of Erasca, its Affiliates and sublicensees as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the twelve (12) calendar quarters immediately prior to the date of such request (other than records for which NiKang has already conducted an audit under this Section).

5.2.3 If such accounting firm concludes that additional amounts were owed during the audited period, Erasca shall pay such additional amounts plus interest (calculated from the original due date in accordance with Section 6.3) within thirty (30) days after the date NiKang delivers to Erasca such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by NiKang; provided, however, if the audit discloses that the amount payable by Erasca for such period are more than [***] percent ([***]%) of the amount actually paid for such period, then Erasca shall pay the reasonable fees and expenses charged by such accounting firm. Should the audit lead to the discovery of a discrepancy to Erasca’s favor, Erasca shall have the right to credit such overpayment against future payments, unless there are no further payments due in which case NiKang shall pay to Erasca the amount of the discrepancy, without interest, within forty-five (45) days of NiKang’s receipt of the report.

5.2.4 NiKang shall cause its accounting firm to retain all financial information subject to review under this Section 5.2 in strict confidence; provided, however, that Erasca shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Erasca regarding such financial information. The accounting firm shall disclose to NiKang only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. NiKang shall treat all such financial information as Erasca’s Confidential Information.

6. PAYMENTS

6.1 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 5.1 shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

6.2 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Licensed Product is sold, Erasca shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to NiKang’s account in a bank or other depository institution in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

6.3 Late Payment. If NiKang does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to NiKang from the due date until the date of payment at a per-annum rate of [***] percent ([***]%) or the maximum rate allowable by applicable law, whichever is less.

6.4 Withholding Taxes. Erasca shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Erasca, its Affiliates or sublicensees, or any taxes required to be withheld by Erasca, its Affiliates or sublicensees, to the extent Erasca, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of NiKang such taxes, levies or charges. Erasca shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of NiKang by Erasca, its Affiliates or sublicensees. Erasca promptly shall deliver to NiKang proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

7. RESEARCH AND DEVELOPMENT OBLIGATIONS

7.1 Work Plan. NiKang shall collaborate with Erasca to conduct the development of Compound B as further detailed on Exhibit E (the “Work Plan”). The Work Plan may not be amended or updated without the mutual agreement of the Parties. NiKang shall conduct its obligations under the Work Plan in a timely and professional manner utilizing best industry practices. Erasca shall pay to NiKang the costs for conducting the Work Plan in accordance with the budget set forth in the Work Plan. For each calendar quarter in which NiKang will conduct any development work under the Work Plan, at least thirty (30) days prior to the beginning of such calendar quarter, NiKang shall submit to Erasca an invoice for the costs to be incurred by NiKang in such calendar quarter to conduct such work in accordance with the budget set forth therein, and Erasca shall pay such amount to NiKang no later than the first day of such calendar quarter. For clarity, NiKang shall not be obligated to incur any cost in excess of the amount set forth in the budget and paid by Erasca in advance. NiKang shall promptly provide to Erasca all data and results from the Work Plan, including without limitation the structure of all molecules generated under the Work Plan from which Erasca shall select Compound B. Erasca shall have the right at any time to terminate the Work Plan by providing thirty (30) days written notice to NiKang.

7.2 Joint Steering Committee. Promptly after the Effective Date, the parties will form a joint steering committee consisting of two (2) representatives of each party (the “Joint Steering Committee”) to oversee the conduct of the Work Plan. The Joint Steering Committee’s role is to facilitate communication regarding progress in relation to the Work Plan and the development generally. Either party may change its Joint Steering Committee members upon written notice to the other party. The Joint Steering Committee may meet in person or by teleconference or videoconference as mutually agreed. Each party will designate one of its Joint Steering Committee members as co-chair. The Joint Steering Committee will meet from time to time promptly after the date of a written request by either party. Additional members representing either party may attend any Joint Steering Committee meeting. The co-chairs will be responsible for circulating, finalizing and agreeing upon minutes of each meeting within thirty (30) days after the meeting date. Upon completion of the Work Plan, the Joint Steering Committee will be disbanded. The Joint Steering Committee will operate by consensus but solely within the limits specified in Sections 7.1 and 7.2.

7.3 Development and Commercialization Efforts.

7.3.1 Diligence. Subject to the terms and conditions of this Agreement, Erasca shall be solely responsible for the development, manufacture and commercialization of the Licensed Compounds and Licensed Products in the Field in the Territory, at Erasca’s own cost and expense and in compliance with all applicable laws and regulations. Erasca shall use Commercially Reasonable Efforts to develop, manufacture and commercialize the Licensed Products in the Field in the Territory. Without limiting the foregoing, Erasca shall, either by itself or through its Affiliates and sublicensees use Commercially Reasonable Efforts to: (a) [***], (b) [***], and (c) [***]. If Erasca fails to use Commercially Reasonable Efforts to accomplish any of clauses (a) – (c) above, then NiKang may terminate this Agreement pursuant to the procedures set forth in Section 10.3.1.

7.3.2 Reporting. Within sixty (60) days after the end of each calendar year, Erasca shall provide NiKang with a written report summarizing its, and its Affiliates’ and sublicensees’ development (including all clinical trials), manufacture and commercialization activities for the Licensed Product. Together with each report, Erasca shall also provide NiKang with a summary of its plans for the development, manufacture and commercialization of the Licensed Product in the next year. Such reports and plans shall be at a level of detail sufficient to enable NiKang to determine Erasca’s compliance with its diligence obligations under Section 7.3.1. Upon NiKang’s reasonable request, Erasca shall discuss with NiKang the status, progress and results of its, and its Affiliates’ and sublicensees’ development, manufacture and commercialization activities and shall promptly respond to Erasca’s reasonable questions or requests for additional information relating to such activities. For clarity, Erasca’s obligations under the previous sentence shall be limited to not more than one time each calendar quarter.

8. CONFIDENTIALITY

8.1 Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party that is disclosed by the other party and identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

8.2 Permitted Disclosures. The confidentiality obligations contained in Section 8.1 shall not apply to the extent that (a) any receiving party (the “Recipient”) is required (i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by employee or agent of the Recipient who have had no access to and without use of the Confidential Information disclosed by the other party. Notwithstanding any other provision of this Agreement, each party may disclose Confidential Information of the other party relating to information developed pursuant to this Agreement to any Person with whom such party has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with such party that binds such Person to confidentiality and no use obligations substantially the same as those set forth herein.

8.3 Terms of this Agreement. Except as otherwise provided in Section 8.2, NiKang and Erasca shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party.

9. PATENTS

9.1 Patent Prosecution and Maintenance.

9.1.1 Erasca shall have the right to control, at its sole cost, the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed Patent Rights using counsel reasonably acceptable to NiKang. Erasca shall consult with NiKang and keep NiKang reasonably informed of the status of the Licensed Patent Rights. In addition, Erasca shall give NiKang an opportunity to review and comment on the text of each patent application subject to this Section 9.1.1 at least thirty (30) days before filing, shall consider and implement in good faith any comment received from NiKang, and shall supply NiKang with a copy of such patent application as filed, together with notice of its filing date and serial number and also copies of all material correspondence received from any patent office in connection therewith. NiKang shall cooperate with Erasca, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 9.1.1. If Erasca, in its sole discretion, decides to abandon the preparation, filing, prosecution or maintenance of any patent or patent application in the Licensed Patent Rights, then Erasca shall notify NiKang in writing thereof and following the date of such notice (a) NiKang shall have the right (but not the obligation) to take over, at its sole cost, the preparation, filing, prosecution and maintenance of such patents and patent applications, and (b) Erasca shall thereafter have no license under this Agreement to such patent or patent application.

9.2 Notification of Infringement. Each party shall notify the other party of any substantial infringement in the Territory known to such party of any Licensed Patent Rights and shall provide the other party with the available evidence, if any, of such infringement.

9.3 Enforcement of Patent Rights.

9.3.1 Erasca, at its sole expense, shall have the first right to determine the appropriate course of action to enforce Licensed Patent Rights or otherwise abate such infringement, to take (or refrain from taking) appropriate action to enforce Licensed Patent Rights, to defend any declaratory judgments seeking to invalidate or hold the Licensed Patent Rights unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to the Licensed Patent Rights , in each case at Erasca’s cost and in Erasca’s own name and, if necessary for standing purposes, in the name of NiKang and shall consider, in good faith, the interests of NiKang in so doing.

9.3.2 If Erasca does not, within one hundred twenty (120) days of receipt of notice of the alleged infringement from NiKang, within thirty (30) days after the receipt of relevant ANDA notification, or before ninety (90) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, abate the infringement or file suit to enforce or defend the Licensed Patent Rights against the infringer, NiKang shall have the right to take whatever action it deems appropriate to enforce or defend the Licensed Patent Rights; provided, however, that, within thirty (30) days after receipt of notice of NiKang’s intent to file such suit, Erasca shall have the right to jointly prosecute such suit and to fund up to one-half (1⁄2) the costs of such suit.

9.3.3 The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of the other party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights shall be shared, after reimbursement of expenses, in relation to the damages suffered by each party.

9.4 Cooperation. In any suit to enforce and/or defend the License Patent Rights pursuant to this Section 9, the party not in control of such suit shall, at the request and expense of the controlling party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

9.5 Patents Licensed From Third Parties. Each party’s rights under this Section 9 with respect to the prosecution and enforcement of any Licensed Patent Right that is in-licensed by NiKang from a Third Party and are included in the scope of this Agreement pursuant to Section 3.1.5 shall be subject to the rights retained by such Third Party with respect to the prosecution and enforcement of such Licensed Patent Right.

10. TERMINATION

10.1 Expiration. Subject to Sections 10.2 and 10.3 below, this Agreement shall expire on the expiration of Erasca’s obligation to pay royalties to NiKang under Section 4.1. Following such expiration (but not termination) of this Agreement (a) Erasca shall have a fully paid-up, non-exclusive license under the Licensed Know-How Rights to conduct research and to develop, make, have made, use, sell, offer for sale and import Licensed Products in the Territory for use in the Field, and (b) Section 3.4 shall survive.

10.2 Termination by Erasca. Erasca may terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to NiKang.

10.3 Termination for Cause.

10.3.1 Except as otherwise provided in Section 12, NiKang may terminate this Agreement upon or after the material breach of any material provision of this Agreement by Erasca if Erasca has not cured such breach within ninety (90) days (or thirty (30) days for breach of payment obligations) after receipt of express written notice thereof by NiKang.

10.3.2 NiKang may terminate this Agreement immediately if Erasca or its Affiliates, individually or in association with any other Person, commences a legal action challenging the validity, enforceability or scope of any Licensed Patent Rights anywhere in the Territory. In addition, NiKang may terminate this Agreement immediately if any sublicensee of Erasca, individually or in association with any other Person, commences a legal action challenging the validity, enforceability or scope of any Licensed Patent Rights anywhere in the Territory, unless Erasca terminates the sublicense with such sublicensee within thirty (30) days after become aware of such action.

10.3.3 In addition, this Agreement shall automatically terminate if Erasca fails to make the payment under Section 4.1.1(b) by the end of the Patent Review Period.

10.4 Effect of Expiration or Termination.

10.4.1 Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 8, 9, 10, 11 and 13 shall survive the expiration or termination of this Agreement.

10.4.2 Upon any termination (but not expiration) of this Agreement,

(a) All licenses and other rights granted to Erasca under this Agreement shall terminate and all sublicenses granted by Erasca shall also terminate. Upon Erasca’s request within thirty (30) days after termination, NiKang shall grant a direct license to any sublicense of Erasca hereunder having the same scope as such sublicense and on terms and conditions no less favorable to NiKang than the terms and conditions of this Agreement, provided that such sublicensee is not in default of any applicable obligations under this Agreement or its sublicense and agrees in writing to be bound by the terms and conditions of such direct license.

(b) Erasca shall return all NiKang data as well as any new data (including all non-clinical, clinical, and pharmacovigilance data) generated by Erasca, its Affiliates and sublicensees that is specific to the Licensed Products (and, for clarity, not including data for any Combination Product).

(c) Upon NiKang’s request, promptly after the delivery or receipt of a termination notice, the parties shall meet and negotiate in good faith the terms and conditions of a license from Erasca to NiKang in order for NiKang to continue the development, manufacture and commercialization of the Licensed Compounds and Licensed Products in the Field in the Territory.

11. INDEMNIFICATION

11.1 Indemnification. Each party (the “Indemnitor”) shall defend, indemnify and hold the other party (including its Affiliates and their respective officers, directors, employees and agents) (the “Indemnitee”) harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any Third Party claim, demand, action or proceeding (each a “Claim”) arising out of any breach of this Agreement by the Indemnitor, or the gross negligence or willful misconduct of the Indemnitor in connection with this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of the Indemnitee or the breach of this Agreement by the Indemnitee. In addition, Erasca shall indemnify NiKang (including its Affiliates and their respective officers, directors, employees and agents) harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any Claim arising out of the development, manufacture and commercialization of the Licensed Compounds and Licensed Products by Erasca, its Affiliates and sublicensees.

11.2 Procedure. In the event of a Claim, the Indemnitee shall promptly notify the Indemnitor of such Claim. The Indemnitor shall have the right to assume the defense thereof with counsel selected by the Indemnitor, and the Indemnitee shall have the right to, at its own expense and with counsel of its choice, participate in (but not control) the defense of such Claim that has been assumed by the Indemnitor. The indemnity obligations under this Section shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such Claim, if prejudicial to its ability to defend such Claim, shall relieve such Indemnitor of any liability to the Indemnitee under this Section with respect thereto but only to the extent its ability to defend such Claim is prejudiced by such delay. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Claim. The Indemnitor shall not, without the prior written consent of the Indemnitee, make any admission of wrong doing or enter into any compromise or settlement that commits the Indemnitor to take, or to forbear to take, any action.

11.3 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.3 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS IN SECTION 8.

12. FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

13. MISCELLANEOUS

13.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to NiKang:	NiKang Therapeutics, Inc. BLDG E500 200 Powder Mill Road Wilmington, DE 19803 Attention: Zhenhai Gao

If to Erasca:	Erasca, Inc. 10835 Road to the Cure, Suite 140 San Diego, CA 92121 Attention: Legal Department Email: legal@erasca.com

13.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

13.3 Arbitration. Any dispute, controversy or claim initiated by either party arising out of, resulting from or relating to this Agreement, or the performance by either party of its obligations under this Agreement (other than (a) any dispute, controversy or claim regarding the validity, enforceability, claim construction or infringement of any patent rights, or defenses to any of the foregoing, or (b) any bona fide third party action or proceeding filed or instituted in an action or proceeding by a Third Party against a party to this Agreement), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a panel of three (3) arbitrators appointed in accordance with such rules. Any such arbitration shall be held in San Diego, California. The arbitrators shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

13.4 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business or assets related to this Agreement, or in the event of its merger, consolidation, change in control or other similar transaction. The patents, know-how and other intellectual property rights owned or controlled by a permitted assignee that were in existence on the date of closing of the transaction that was the basis for such assignment, shall be automatically excluded from the license granted under this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section shall be void.

13.5 Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

13.6 Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

13.7 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

13.8 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

13.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

NIKANG THERAPEUTICS, INC.

By:	/s/ Zhenhai Gao
Name:	Zhenhai Gao, PhD
Title:	President

ERASCA, INC.

By:	/s/ Jonathan Lim
Name:	Jonathan Lim
Title:	President and CEO

EXHIBIT A

COMPOUND A

[***]

EXHIBIT B

LICENSED PATENT RIGHTS

[***]

EXHIBIT C

ASSIGNED AGREEMENTS

[***]

EXHIBIT D

PRIOR MANUFACTURING AND GLP TOX STUDY AMOUNTS

[***]

EXHIBIT E

WORK PLAN

[***]